Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          GULFPORT ENERGY CORPORATION

     Gulfport Energy Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY:

     FIRST:  That the Certificate of Incorporation is hereby amended as follows:

          (a) the first paragraph of Article Four is hereby deleted in its entirety and replaced with the following: "Article Four: The Corporation is hereby authorized to issue a total of two hundred fifty one million (251,000,000) shares of capital stock which shall be subdivided into classes as follows."

          (b) the first sentence of subparagraph (a) of Article 4 is hereby deleted in its entirety and replaced with the following: "Two hundred fifty million (250,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.01 per share, and have the rights, powers and preferences set forth in this paragraph."

     SECOND: That the said amendment has been consented to and authorized by the Board of Directors of the Company by written consent given in accordance with the provisions of Section 141 of the Delaware General Corporation Law.

     THIRD: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding shares of stock entitled to vote thereon by written consent given in accordance with the provisions of
Section  228  of  the  Delaware  General  Corporation  Law.

     FOURTH: That the said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     FIFTH: That this Certificate of Amendment of the Certificate of Incorporation of the Corporation shall be effective upon filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Mark Liddell, President of the Corporation, the 10th day of October, 1998.

                                   GULFPORT  ENERGY  CORPORATION
                                   By:/s/  Mark  Liddell
                                   Name:
                                   Title: